Exhibit 99.1

Targa Resources Partners LP and Targa Resources Corp. Report

Fourth Quarter and Full Year 2012 Financial Results

HOUSTON—February 14, 2013 - Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported fourth quarter and full year 2012 results. The Saddle Butte acquisition, now called Targa Badlands or the Badlands acquisition, closed on December 31, 2012 and did not impact the Partnership’s results of operations for 2012, other than transaction costs related to the acquisition.

Fourth quarter 2012 net income attributable to Targa Resources Partners was $33.5 million compared to $75.5 million for the fourth quarter of 2011. Net income per diluted limited partner unit was $0.14 in the fourth quarter of 2012 compared to $0.75 for the fourth quarter of 2011. The Partnership reported earnings before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and redemptions, early debt extinguishments and asset disposals and non-cash risk management activities related to derivative instruments (“Adjusted EBITDA”) of $130.6 million for the fourth quarter of 2012 compared to $146.3 million for the fourth quarter of 2011. Net income and adjusted EBITDA for the fourth quarter of 2012 included approximately $6 million of transaction costs related to the Badlands acquisition.

For the full year 2012, net income attributable to Targa Resources Partners was $174.6 million compared to $204.5 million for 2011. Net income per diluted limited partner unit was $1.20 for 2012 compared to $1.98 for 2011. Net income for the full year 2012 included a $15.4 million non-cash loss related to the write-off of the Partnership’s investment in the Yscloskey plant which was damaged by Hurricane Isaac and a $12.8 million loss on debt redemption and early debt extinguishment. The Partnership reported Adjusted EBITDA of $514.9 million for the full year 2012 compared to $490.8 million for the full year 2011. Net income and adjusted EBITDA for the full year 2012 included approximately $6 million of transaction costs related to the Badlands acquisition.

The Partnership’s distributable cash flow for the fourth quarter 2012 of $86.4 million corresponds to distribution coverage of approximately 1.0 times the $90.9 million in total distributions to be paid on February 14, 2013 (see the section of this release entitled “Targa Resources Partners—Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)). For the full year 2012, the Partnership’s distributable cash flow of $353.9 corresponds to distribution coverage of 1.1 times the $310.4 million in total distributions declared with respect to 2012.

“We are pleased to report the Partnership’s record full year Adjusted EBITDA of $515 million despite a lower commodity price environment, impacts from Hurricane Isaac and one-time transaction expenses related to the Badlands acquisition. These results demonstrate the diversity in our businesses and our increasing fee-based margin from projects placed in service in recent years,” said Joe Bob Perkins, Chief Executive Officer of the general partner of the Partnership and of Targa Resources Corp. “Our current organic investment program, with $1.7 billion of announced growth capital projects expected to come on line in 2013 and 2014, provides high visibility to our increasing fee-based margin and EBITDA growth, and we continue to evaluate other potential opportunities to add to our announced projects. With $1 billion in growth investments expected to be placed in service by the fourth quarter of 2013, we expect to exit 2013 a larger, more diversified company than we are today. Similarly, the Badlands acquisition with its ongoing capital investment program is a fee-based growth project in process. We expect that our significant focus on 2013 expansion efforts for this business will result in growth that is accretive to 2014.”

On January 15, 2013, the Partnership announced a cash distribution for the fourth quarter 2012 of 68.00¢ per common unit, or $2.72 per unit on an annualized basis, representing an increase of approximately 3% over the third quarter 2012 and 13% over the distribution for the fourth quarter 2011. The cash distribution will be paid on February 14, 2013 on all outstanding common units to holders of record as of the close of business on January 28, 2013. The total distribution paid will be $90.9 million, with $60.2 million to the Partnership’s third-party limited partners and $30.7 million to TRC for its ownership of common units, incentive distribution rights (“IDRs”) and its 2% general partner interest in the Partnership.

Targa Resources Partners - Capitalization, Liquidity and Financing Update

Total funded debt at the Partnership as of December 31, 2012 was $2,393.3 million including $620.0 million outstanding under the Partnership’s $1.2 billion senior secured revolving credit facility, $72.7 million of 11 1/4% senior unsecured notes due 2017, $250.0 million of 7 7/8% senior unsecured notes due 2018, $483.6 million of 6 7/8% senior unsecured notes due 2021, $400.0 million of 63/8% senior unsecured notes due 2022, $600.0 million of 5 1/4% senior unsecured notes due 2023 and $33.0 million of unamortized discounts.

As of December 31, 2012, after giving effect to $45.3 million in outstanding letters of credit, the Partnership had available revolver capacity of $534.7 million and $68.0 million of cash resulting in total liquidity of $602.7 million.

On January 10, 2013, the Partnership entered into an accounts receivable securitization facility (the “Securitization Facility”), that provides up to $200 million of borrowing capacity at favorable commercial paper rates plus an applicable margin through January 2014. Total funding under this Securitization Facility in January 2013 was $171.4 million.

In January 2013, the Partnership issued 1,679,848 common units and received net proceeds of approximately $64.1 million from equity issuances under an equity distribution agreement, which allows the Partnership to periodically issue equity at prevailing market prices, less a commission. TRC contributed $1.3 million to maintain its 2% general partnership interest.

Pro forma for the Securitization Facility and the equity issuances in January, the Partnership had pro forma available revolver capacity of $771.5 million.

The Partnership estimates that its total growth capital expenditures for 2013 will be approximately $1.0 billion on a gross basis and that maintenance capital expenditures net to the Partnership’s interest will be $75 million.

Targa Resources Corp.—Fourth Quarter 2012 Financial Results

Targa Resources Corp., the parent of Targa Resources Partners, reported its fourth quarter 2012 results. The Company, which as of December 31, 2012 owned a 2% general partner interest (held through its 100% ownership interest in the general partner of the Partnership), all of the IDRs and 12,945,659 common units of the Partnership, presents its results consolidated with those of the Partnership.

TRC reported net income available to common shareholders of $11.2 million for the fourth quarter 2012 compared with a net income available to common shareholders of $8.5 million for the fourth quarter 2011. The net income per diluted common share was $0.27 in the fourth quarter of 2012 compared to $0.20 for the fourth quarter of 2011.

Fourth quarter 2012 distributions to be paid on February 14, 2013 by the Partnership to the Company will be $30.7 million, with $8.8 million, $20.1 million and $1.8 million paid with respect to common units, IDRs and general partner interests, respectively.

On January 15, 2013, TRC declared a quarterly dividend of 45.75¢ per share of its common stock for the three months ended December 31, 2012, or $1.83 per share on an annualized basis, representing increases of approximately 8% over the previous quarter’s dividend and 36% over the dividend for the fourth quarter of 2011. Total cash dividends of approximately $19.0 million will be paid February 15, 2013 on all outstanding common shares to holders of record as of the close of business on January 28, 2013.

The Company’s distributable cash flow for the fourth quarter 2012 was $24.6 million compared to $19.4 million in total declared dividends for the quarter (see the section of this release entitled “Targa Resources Corp.—Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP).

Targa Resources Corp.—Capitalization, Liquidity and Financing Update

Total funded debt of the Company as of December 31, 2012, excluding debt of the Partnership, was $82.0 million in borrowings outstanding under its $150 million senior secured revolving credit facility due 2017. This resulted in $68 million in available revolver capacity as of December 31, 2012.

The Company’s cash balance, excluding cash held at the Partnership and its subsidiaries, was $8.3 million as of December 31, 2012, resulting in total liquidity of $76.3 million.

Conference Call

Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on February 14, 2013 to discuss fourth quarter and full year 2012 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 92708088. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Partnership’s and the Company’s website. Telephone replay access numbers are 855-859-2056 or 404-537-3406 with pass code 92708088 and will remain available until February 28, 2013.

Targa Resources Partners – Consolidated Financial Results of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions except per unit data)
Revenues	$1,526.8	$1,933.3	$5,883.6	$6,987.1
Product purchases	1,267.2	1,674.5	4,878.9	6,039.0

Gross margin (1)	259.6	258.8	1,004.7	948.1
Operating expenses	85.8	72.9	313.0	287.0

Operating margin (2)	173.8	185.9	691.7	661.1
Depreciation and amortization expense	55.2	46.0	197.3	178.2
General and administrative expense	31.6	29.2	131.6	127.8
Other operating expense	1.1	0.5	19.9	0.2

Income from operations	85.9	110.2	342.9	354.9
Interest expense, net	(29.0)	(27.3)	(116.8)	(107.7)
Equity earnings	2.2	3.6	1.9	8.8
Loss on debt redemption and early debt extinguishment	(12.8)	—	(12.8)	—
Loss on mark-to-market derivative instruments	—	—	—	(5.0)
Other	(6.2)	(0.5)	(7.8)	(1.2)
Income tax expense (benefit)	(1.5)	0.9	(4.2)	(4.3)

Net income	38.6	86.9	203.2	245.5
Less: Net income attributable to noncontrolling interest	5.1	11.4	28.6	41.0

Net income attributable to Targa Resources Partners LP	$33.5	$75.5	$174.6	$204.5

Net income attributable to general partner	20.5	11.9	66.7	38.0
Net income attributable to limited partners	13.0	63.6	107.9	166.5

Net income attributable to Targa Resources Partners LP	$33.5	$75.5	$174.6	$204.5

Basic and diluted net income per limited partner unit	$0.14	$0.75	$1.20	$1.98

Financial data:
Adjusted EBITDA (3)	$130.6	$146.3	$514.9	$490.8
Distributable cash flow (4)	86.4	107.2	353.9	336.7
Capital expenditures	1,213.1	112.7	1,612.9	490.0

Operating data:
Plant natural gas inlet, MMcf/d (5)(6)	2,110.2	2,189.6	2,098.3	2,162.1
Gross NGL production, MBbl/d	135.2	129.1	128.7	123.9
Natural gas sales, BBtu/d (6)	937.1	876.4	927.6	779.3
NGL sales, MBbl/d	306.2	282.9	284.5	269.6
Condensate sales, MBbl/d	3.5	2.7	3.5	3.0

(1)	Gross margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(2)	Operating margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA is net income before: interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and debt redemptions, early debt extinguishments and asset disposals and non-cash risk management activities related to derivative instruments. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(4)	Distributable cash flow is income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for non-cash losses (gains) on mark-to-market derivative contracts, debt repurchases and asset disposals, less maintenance capital expenditures (net of any reimbursements of project costs). This is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(5)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(6)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.

Targa Resources Partners – Review of Consolidated Fourth Quarter and Full Year Results

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

Revenues, including the impacts of hedging, decreased due to the impact of lower realized prices on commodities ($590.5 million), partially offset by higher commodity sales volumes ($151.4 million) and higher fee-based and other revenues ($32.5 million).

The decrease in operating margin reflects a flat gross margin, more than offset by higher operating expenses. Gross margin was flat as lower revenues were offset by lower product purchase costs due to the weaker commodity price environment. The increase in the Partnership’s operating costs was primarily due to its expansion and acquisition activities. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis.

The increase in depreciation and amortization expenses is attributable to the impact of new assets placed in service as well as assets associated with business acquisitions.

General and administrative expenses increased due to higher compensation and benefits.

The increase in interest expense was the result of higher borrowings ($8.7 million) offset by a lower effective interest rate ($3.2 million) and higher capitalized interest ($3.8 million) attributable to major expansion capital projects.

Operations at the Partnership’s non-operated equity investment, Gulf Coast Fractionators (“GCF”), were affected by operational issues which resulted in a decrease in earnings from this equity investment for the fourth quarter.

Losses on a debt redemption and an early debt extinguishment during 2012 are largely attributable to premiums and a write-off of debt issue costs in connection with the redemption of the Partnership’s 8 1/4% Notes due 2016 (the “8 1/4% Notes”) and the amendment to the TRP Revolver.

The increase in other expenses is attributable to fees and expenses related to the Badlands acquisition.

The decrease in net income attributable to noncontrolling interests reflects the impact of the weaker price environment on our Versado and VESCO joint ventures.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues, including the impacts of hedging, decreased due to the impact of lower realized prices on commodities ($1,962.9 million), partially offset by higher commodity sales volumes ($769.6 million) and higher fee-based and other revenues ($89.8 million).

The increase in gross margin reflects lower revenues more than offset by lower product purchases. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in the Partnership’s gross margins.

The increase in operating expenses reflects expansion and acquisition activities.

The increase in depreciation and amortization expenses is attributable to the impact of new assets placed in service as well as assets associated with business acquisitions.

General and administrative expenses increased due to higher compensation and benefits.

Other operating (income) expense reflects a $15.4 million loss due to a write-off of the Partnership’s investment in the Yscloskey joint venture processing plant in Southeastern Louisiana. Following Hurricane Isaac, the joint venture owners elected not to restart the plant. Additionally, other operating (income) expense includes $3.6 million in costs associated with the clean-up and repairs necessitated by Hurricane Isaac at the Partnership’s Coastal Straddle plants.

The increase in interest expense was the result of higher borrowings ($22.3 million) offset by a lower effective interest rate ($3.0 million) and higher capitalized interest ($10.2 million) attributable to major expansion capital projects.

Operations at the Partnership’s non-operated equity investment, GCF, were impacted by the planned shutdown of operations that started during the second quarter and completed in the third quarter of 2012. The planned shutdown was associated with GCF’s 43 MBbl/d capacity expansion. The facility’s operations were also hampered by start-up issues associated with the expansion. This resulted in lower equity earnings from this equity investment for 2012 compared to 2011.

Losses on a debt redemption and an early debt extinguishment during 2012 are largely attributable to premiums and write-off of debt issue costs in connection with the redemption of the Partnership’s 8 1/4% Notes and the amendment to the TRP Revolver.

The mark-to-market loss in 2011 was attributable to interest rate swaps that were de-designated during the second quarter of that year. Consequently, we discontinued hedge accounting on those swaps, and changes in fair value and cash settlements were recorded as mark-to-market loss. We terminated all of our interest rate swaps in September 2011, and therefore no comparable loss was recognized in 2012.

The increase in other expenses is attributable to fees and expenses related to the Badlands acquisition.

The decrease in net income attributable to noncontrolling interests reflects the impact of the weaker price environment on our Versado and VESCO joint ventures, as well as the disruption of operations at VESCO due to Hurricane Isaac.

Targa Resources Partners – Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners—Non-GAAP Financial Measures—Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.

The Partnership reports its operations in two divisions: (i) Gathering and Processing, consisting of two reportable segments—(a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments—(a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

Gathering and Processing Segments

Field Gathering and Processing

The Field Gathering and Processing segment gathers and processes natural gas from the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin, including the Barnett Shale, in North Texas. The segment’s processing plants include nine owned and operated facilities. With the Badlands acquisition on December 31, 2012, this segment’s assets now include the Badlands crude oil and natural gas gathering, terminaling and processing assets in North Dakota. Because the acquisition closed on December 31, 2012, Badlands had no operational impact for 2012.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in millions)
Gross margin	$86.2	$104.2	$357.4	$403.6
Operating expenses	35.6	29.4	126.2	115.7

Operating margin	$50.6	$74.8	$231.2	$287.9

Operating statistics (1):
Plant natural gas inlet, MMcf/d (2), (3)
Sand Hills	149.6	142.0	145.2	134.2
SAOU	136.0	114.0	124.8	111.0
North Texas System	264.0	221.6	244.5	203.5
Versado	170.8	154.8	167.4	162.8

	720.4	632.4	681.9	611.5

Gross NGL production, MBbl/d
Sand Hills	17.4	16.5	16.9	15.7
SAOU	20.2	18.1	19.2	17.4
North Texas System	29.1	24.9	26.8	22.9
Versado	20.5	17.9	19.7	18.2

	87.2	77.4	82.6	74.2

Natural gas sales, BBtu/d (3)	340.2	298.0	325.0	285.5
NGL sales, MBbl/d	72.7	62.5	68.5	59.8
Condensate sales, MBbl/d	3.0	2.4	3.2	2.8
Average realized prices (4):
Natural gas, $/MMBtu	3.15	3.32	2.60	3.80
NGL, $/gal	0.77	1.27	0.87	1.23
Condensate, $/Bbl	82.23	89.94	88.49	91.55

(1)	Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

(2)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(4)	Average realized prices exclude the impact of hedging activities presented in Other.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

The decrease in gross margin was primarily due to lower commodity sales prices, partially offset by higher throughput volumes and higher plant reliability. The increase in plant inlet volumes was largely attributable to new well connects, particularly North Texas, Sand Hills and SAOU. The impact of fourth quarter 2011 operational issues at Versado exceeded those incurred in the fourth quarter 2012.

The increase in operating expenses was primarily due to additional compression related expenses due to system expansions and higher system maintenance and repair costs.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The decrease in gross margin was primarily due to lower commodity sales prices, partially offset by higher throughput volumes. The increase in plant inlet volumes was largely attributable to new well connects, particularly North Texas, Sand Hills and SAOU, partially offset by pipeline curtailments and operational issues.

The increase in operating expenses was primarily due to additional compression related expenses due to system expansions and higher system maintenance and repair costs.

Coastal Gathering and Processing

The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and to a substantial NGL distribution system with access to markets throughout Louisiana and the Southeast United States.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in millions)
Gross margin	$35.0	$65.1	$162.2	$221.6
Operating expenses (1)	12.2	12.6	47.1	47.3

Operating margin	$22.8	$52.5	$115.1	$174.3

Operating statistics (2):
Plant natural gas inlet, MMcf/d (3),(4)
LOU(5)	307.2	194.1	260.6	175.7
Coastal Straddles	499.5	812.7	676.2	876.4
VESCO	583.1	550.4	479.5	498.5

	1,389.8	1,557.2	1,416.4	1,550.6

Gross NGL production, MBbl/d
LOU	9.2	8.6	8.6	7.4
Coastal Straddles	13.5	14.7	15.4	16.5
VESCO	25.2	28.4	22.1	25.9

	47.9	51.7	46.1	49.8

Natural gas sales, Bbtu/d (4)	279.7	290.1	298.5	268.4
NGL sales, MBbl/d	43.6	45.2	42.5	43.5
Condensate sales, MBbl/d	0.5	0.3	0.3	0.3
Average realized prices:
Natural gas, $/MMBtu	3.43	3.43	2.78	4.02
NGL, $/gal	0.86	1.35	0.96	1.31
Condensate, $/Bbl	98.70	112.67	103.57	105.10

(1)	Costs associated with the clean-up and repair of Coastal Straddle plants resulting from Hurricane Isaac are reported as Other Operating Expenses and thus are not reflected in operating margin.

(2)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume during the quarter and the denominator is the number of calendar days during the quarter.
(3)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(4)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(5)	Includes volumes from the Big Lake processing plant acquired in July 2012.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

The decrease in gross margin was primarily due to lower NGL and condensate sales prices, less favorable frac spread and lower throughput volumes. The decrease in plant inlet volumes was largely attributable to the decline in offshore and off-system supply volumes and the impact of the post hurricane Isaac shutdown of the Yscloskey plant. This volume decrease was partially offset by the July 2012 acquisition of the Big Lake plant and gas purchased for processing at VESCO. Natural gas sales volumes decreased due to a decrease in demand from industrial customers and decreased sales to other reportable segments for resale.

Operating expenses decreased primarily due to higher system maintenance and repair costs at VESCO offset by operating cost reductions attributable to the Yscloskey and Calumet plant shutdowns in 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The decrease in gross margin was primarily due to lower commodity sales prices, less favorable frac spread and lower throughput volumes. The decrease in plant inlet volumes was largely attributable to the decline in offshore and off-system supply volumes and planned operational outages at VESCO in the second quarter of 2012, as well as the impact of Hurricane Isaac in the third quarter of 2012 and the post-Isaac shutdown of the Yscloskey plant. The volume decreases were partially offset by increased LOU supply volumes, the July 2012 acquisition of the Big Lake plant and gas purchased for processing at VESCO and Lowry. NGL production and sales at LOU increased on higher throughput volumes, partially offset by lower average system liquids content of the natural gas. Natural gas sales volumes increased due to an increase in demand from industrial customers and increased sales to other reportable segments for resale.

Operating expenses were relatively flat as higher system maintenance and repair costs at VESCO were offset by operating cost reductions attributable to the Yscloskey and Calumet plant shutdowns in 2012.

Logistics and Marketing Segments

Logistics Assets

The Logistics Assets segment is involved in transporting, storing and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs; and storing and terminaling refined petroleum products and crude oil. The Partnership’s logistics assets are generally connected to, and supplied in part by its Gathering and Processing Segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana. This segment also includes the activities associated with the 2011 acquisitions of refined petroleum products and crude oil storage and terminaling facilities.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in millions)
Gross margin	$78.0	$64.2	$286.0	$221.1
Operating expenses	28.9	26.9	97.7	98.0

Operating margin	$49.1	$37.3	$188.3	$123.1

Operating statistics (1):
Fractionation volumes, MBbl/d	298.7	293.2	299.2	268.4
Treating volumes, MBbl/d (2)	18.4	—	22.4	15.3

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.
(2)	Includes the volumes related to the natural gasoline hydrotreater at the Mt. Belvieu facility.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

Gross margin increased due to higher fractionation volumes, and increased exporting, treating and terminaling activities. Gross margin improved as a result of substantially higher exports and increased treating volumes. Treating fees improved due to higher hydrotreating volumes and the start up of the benzene and de-pentanizer operations in the first quarter 2012. Terminaling fees were up as a result of increased product sales and terminaling activity at the Sound Terminal.

Operating expenses increased primarily due to higher treating unit run-times attributable to increased volumes, higher maintenance costs and higher operating costs associated with petroleum logistics operations, partially offset by favorable system product gains.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The increase in gross margin was primarily due to increased export and storage fee revenue, higher treating volumes, increased petroleum logistics activities and higher fractionation volumes. Exporting and storage fees increased due to higher export shipments. Treating fees increased due to the operational startup of the benzene treating and de-pentanizer units in the first quarter of 2012 and increased hydrotreating fees associated with increased volumes in 2012. Terminaling gross margin for 2012 improved as a result of the impact of the October 2011 Sound Terminal acquisition. Higher fractionation volumes and fees were primarily attributable to the Cedar Bayou facility Train 3 expansion, which came on line in mid-year 2011, partially offset by the impact of lower fuel prices which pass through to expenses.

Operating expenses were essentially flat as favorable system product gains and lower fuel costs (which have a corresponding impact on fractionation revenues) were offset by higher operating costs due to greater hydrotreating, benzene and de-pentanizer unit run-times, higher maintenance activities, and the impact of a full twelve months in 2012 of operating costs associated with petroleum logistics operations acquired in April and October of 2011.

Marketing and Distribution

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes: (1) marketing of the Partnership’s natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to the Partnership from its Gathering and Processing division and the purchase and resale of natural gas in selected United States markets.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in millions)
Gross margin	$47.9	$40.4	$154.1	$156.4
Operating expenses	9.7	9.8	38.1	43.0

Operating margin	$38.2	$30.6	$116.0	$113.4

Operating statistics (1):
Natural gas sales, BBtu/d	1,117.2	1,022.5	1,105.0	877.8
NGL sales, MBbl/d	312.4	287.8	289.8	272.5
Average realized prices:
Natural gas, $/MMBtu	3.32	3.42	2.74	3.94
NGL realized price, $/gal	0.91	1.40	0.98	1.34

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

The increase in gross margin was due to the timing of a third-party wholesale contract settlement, favorable short-term wholesale marketing opportunities driven by regional supply conditions, increased liquefied petroleum gas (“LPG”) export activity and favorable transportation opportunities, partially offset by a weaker natural gas liquid (“NGL”) price environment. LPG export cargo loading fees and loading volumes increased compared to the same period last year.

Operating expenses were essentially flat due to lower barge operating and maintenance costs offset by increased truck operating costs.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The decrease in gross margin was primarily due to a much weaker price environment and lower barge activity in 2012, partially offset by increased LPG export activity, increased trucking activity, favorable short-term wholesale propane marketing opportunities and higher NGL and natural gas sales volumes.

Operating expenses decreased due to lower barge activity in 2012 compared to 2011, partially offset by increased truck operating costs.

Other

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in millions)
Gross margin	$13.0	$(9.2)	$41.1	$(37.6)

Operating margin	$13.0	$(9.2)	$41.1	$(37.6)

Other contains the financial effects of the Partnership’s hedging program on operating margin. It typically represents the cash settlements on our derivative contracts. Other also includes deferred gains or losses on previously terminated or de-designated hedge contracts that are reclassified to revenues upon the occurrence of the underlying physical transactions.

The primary purpose of the Partnership’s commodity risk management activities is to manage its exposure to commodity price risk and reduce volatility in its operating cash flow due to fluctuations in commodity prices. The Partnership has hedged the commodity price associated with a portion of its expected (i) natural gas equity volumes in Field Gathering and Processing Operations and (ii) NGL and condensate equity volumes predominately in Field Gathering and Processing as well as in the LOU portion of the Coastal Gathering and Processing Operations that result from its percent of proceeds processing arrangements by entering into derivative instruments. Because the Partnership is essentially forward selling a portion of its plant equity volumes, these hedge positions will move favorably in periods of falling prices and unfavorably in periods of rising prices.

The following table provides a breakdown of the Partnership’s hedge revenue by product:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Natural gas	$6.8	$7.0	$33.8	$21.2
NGL	5.7	(15.1)	9.1	(53.1)
Crude oil	0.5	(1.1)	(1.8)	(5.7)

	$13.0	$(9.2)	$41.1	$(37.6)

The increase in gross margin from risk management activities was primarily due to decreasing natural gas, NGL and crude oil prices.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding IDRs and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Targa Resources Partners—Non-GAAP Financial Measures

This press release includes the Partnership’s non-GAAP financial measures distributable cash flow, Adjusted EBITDA, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow—The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for non-cash losses (gains) on mark-to-market derivative contracts, debt repurchases, redemptions, early debt extinguishments and asset disposals, less maintenance capital expenditures (net of any reimbursements of project costs). The impact of noncontrolling interests is included in this measure.

Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making processes.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$33.5	$75.5	$174.6	$204.5
Depreciation and amortization expenses	55.2	46.0	197.3	178.2
Deferred income tax expense	0.5	0.2	1.7	0.8
Amortization in interest expense	4.0	4.2	17.6	12.4
Loss on debt redemption and early debt extinguishment	12.8	—	12.8	—
Loss on sale or disposal of assets	0.1	—	15.6	—
Risk management activities	1.6	1.3	5.4	7.2
Maintenance capital expenditures	(19.6)	(24.6)	(67.6)	(81.8)
Other (1)	(1.7)	4.6	(3.5)	15.4

Targa Resources Partners LP distributable cash flow	$86.4	$107.2	$353.9	$336.7

(1)	Includes reimbursements of certain environmental maintenance capital expenditures by TRC and the noncontrolling interest portion of maintenance capital expenditures, depreciation and amortization expenses.

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income attributable to Targa Resources Partners LP before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and redemptions, early debt extinguishments and asset disposals and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income attributable to Targa Resources Partners LP. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net cash provided by operating activities to Targa Resources Partners LP Adjusted EBITDA for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Reconciliation of net cash provided by Targa Resources Partners LP operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$150.0	$209.6	$465.4	$400.9
Net income attributable to noncontrolling interests	(5.1)	(11.4)	(28.6)	(41.0)
Interest expense, net (1)	25.0	21.6	99.2	95.3
Loss on debt redemption and early debt extinguishments	(12.8)	—	(12.8)	—
Current income tax expense (benefit)	1.0	(1.1)	2.5	3.5
Other (2)	8.1	(2.8)	(6.4)	7.9
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	70.0	(19.5)	(96.1)	150.3
Accounts payable and other liabilities	(105.6)	(50.1)	91.7	(126.1)

Targa Resources Partners LP Adjusted EBITDA	$130.6	$146.3	$514.9	$490.8

(1)	Net of amortization of debt issuance costs, discount and premium included in interest expense of $4.0 million and $17.6 million for the three months and year ended December 31, 2012; and $5.7 million and $12.4 million for the three months and year ended December 31, 2011.
(2)	Includes equity earnings from unconsolidated investments – net of distributions, accretion expense associated with asset retirement obligations, amortization of stock based compensation, loss on sale or disposal of assets, loss on debt redemption and loss on early debt extinguishments.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$33.5	$75.5	$174.6	$204.5
Add:
Interest expense, net (1)	29.0	27.3	116.8	107.7
Income tax expense	1.5	(0.9)	4.2	4.3
Depreciation and amortization expenses	55.2	46.0	197.3	178.2
Loss on sale or disposal of assets	0.1	—	15.6	—
Loss on debt redemption and early debt extinguishments	12.8	—	12.8	—
Risk management activities	1.6	1.3	5.4	7.2
Noncontrolling interests adjustment (2)	(3.1)	(2.9)	(11.8)	(11.1)

Targa Resources Partners LP Adjusted EBITDA	$130.6	$146.3	$514.9	$490.8

(1)	Includes affiliate and allocated interest expense.
(2)	Noncontrolling interest portion of depreciation and amortization expenses.

Gross Margin—The Partnership defines gross margin as revenues less purchases. It is impacted by volumes and commodity prices as well as by the Partnership’s contract mix and hedging program. The Partnership defines Gathering and Processing gross margin as total operating revenues from the sales of natural gas and NGLs plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees and NGL sales, less cost of sales, which consists primarily of NGL purchases, transportation costs and changes in inventory valuation. The gross margin impacts of cash flow hedge settlements are reported in Other.

Operating Margin—Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin are not alternatives to GAAP net income, and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating its operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Reconciliation of Targa Resources Partners LP gross margin and operating margin to net income:
Gross margin	$259.6	$258.8	$1,004.7	$948.1
Operating expenses	(85.8)	(72.9)	(313.0)	(287.0)

Operating margin	173.8	185.9	691.7	661.1
Depreciation and amortization expenses	(55.2)	(46.0)	(197.3)	(178.2)
General and administrative expenses	(31.6)	(29.2)	(131.6)	(127.8)
Interest expense, net	(29.0)	(27.3)	(116.8)	(107.7)
Income tax expense	(1.5)	0.9	(4.2)	(4.3)
Gain (loss) on sale or disposal of assets	3.2	(0.5)	(15.6)	(0.2)
Loss on debt redemption and early debt extinguishments	(12.8)	—	(12.8)	—
Other, net	(8.3)	3.1	(10.2)	2.6

Targa Resources Partners LP Net income	$38.6	$86.9	$203.2	$245.5

Targa Resources Corp.—Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measure distributable cash flow. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow—The Company defines distributable cash flow as distributions due to it from the Partnership, less the Company’s specific general and administrative costs as a separate public reporting entity, the interest carry costs associated with its debt and taxes attributable to the Company’s earnings. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management and external users of the Company’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder).

The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Corp. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Corp. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Corp. and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making process.

The following table presents a reconciliation of net income of Targa Resources Corp. to distributable cash flow for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Reconciliation of net income attributable to Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$27.6	$74.8	$159.3	$215.4
Less: Net income of Targa Resources Partners LP	(38.6)	(86.9)	(203.2)	(245.5)

Net loss for TRC Non-Partnership	(11.0)	(12.1)	(43.9)	(30.1)
Plus: TRC Non-Partnership income tax expense	10.7	9.0	32.7	22.3
Plus: Distributions from the Partnership	30.7	20.1	103.3	66.9
Plus: Non-cash loss (gain) on hedges	(0.6)	(0.6)	(2.2)	(4.4)
Plus: Loss on early debt extinguishment	0.2	—	0.2	—
Plus: Depreciation—Non-Partnership assets	(1.9)	0.7	0.3	2.8
Less: Current cash tax expense (1)	(5.6)	(8.0)	(20.8)	(7.4)
Plus: Taxes funded with cash on hand (2)	2.1	5.0	8.7	10.1

Distributable cash flow	$24.6	$14.1	$78.3	$60.2

(1)	Excludes $1.2 million and $4.7 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months and years ended December 31, 2012 and 2011.
(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

The following table presents an alternative reconciliation of cash distributions declared by Targa Resources Partners LP to distributable cash flow of Targa Resources Corp. for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Targa Resources Corp. Distributable Cash Flow
Distributions declared by Targa Resources Partners LP associated with:
General Partner Interests	$1.8	$1.3	$6.2	$4.8
Incentive Distribution Rights	20.1	11.0	63.3	34.4
Common Units	8.8	7.8	33.8	27.7

Total distributions declared by Targa Resources Partners LP	30.7	20.1	103.3	66.9
Income (expenses) of TRC Non-Partnership
General and administrative expenses	(1.6)	(1.8)	(8.1)	(8.3)
Interest expense, net	(0.8)	(1.1)	(4.0)	(4.0)
Current cash tax expense (1)	(5.6)	(8.0)	(20.8)	(7.4)
Taxes funded with cash on hand (2)	2.1	5.0	8.7	10.1
Other income (expense)	(0.2)	(0.1)	(0.8)	2.9

Distributable cash flow	$24.6	$14.1	$78.3	$60.2

(1)	Excludes $1.2 million and $4.7 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months and years ended December 31, 2012 and 2011.
(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact investor relations by phone at (713) 584-1133.

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer

Chris McEwan

Senior Manager, Finance

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES	$1,526.8	$1,933.3	$5,883.6	$6,987.1
Product purchases	1,267.2	1,674.5	4,878.9	6,039.0
Operating expenses	85.8	72.9	313.0	287.0
Depreciation and amortization expenses	55.2	46.0	197.3	178.2
General and administrative expenses	31.6	29.2	131.6	127.8
Other operating	1.1	0.5	19.9	0.2

Total costs and expenses	1,440.9	1,823.1	5,540.7	6,632.2

INCOME FROM OPERATIONS	85.9	110.2	342.9	354.9
Other income (expense):
Interest expense, net	(29.0)	(27.3)	(116.8)	(107.7)
Equity earnings	2.2	3.6	1.9	8.8
Loss on debt redemption and early debt extinguishments	(12.8)	—	(12.8)	—
Loss on mark-to-market derivative instruments	—	—	—	(5.0)
Other expense	(6.2)	(0.5)	(7.8)	(1.2)

Income before income taxes	40.1	86.0	207.4	249.8
Income tax expense (benefit)	(1.5)	0.9	(4.2)	(4.3)

NET INCOME	38.6	86.9	203.2	245.5
Less: Net income attributable to noncontrolling interests	5.1	11.4	28.6	41.0

NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$33.5	$75.5	$174.6	$204.5

Net income attributable to general partner	$20.5	$11.9	$66.7	$38.0
Net income allocable to limited partners	13.0	63.6	107.9	166.5

Net income attributable to Targa Resources Partners LP	$33.5	$75.5	$174.6	$204.5

Net income per limited partner unit—basic and diluted	$0.14	$0.75	$1.20	$1.98

Basic weighted average limited partner units outstanding	94.0	84.8	90.1	84.1

Diluted weighted average limited partner units outstanding	94.1	84.8	90.2	84.2

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In millions)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$203.2	$245.5
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	17.6	12.4
Compensation on equity grants	3.6	1.5
Depreciation and other amortization expense	197.3	178.2
Accretion of asset retirement obligations	3.9	3.6
Deferred income tax expense	1.7	0.8
Equity in earnings of unconsolidated investment, net of distributions	—	(0.4)
Risk management activities	5.3	(16.7)
Loss on debt redemption and early debt extinguishments	12.8	—
Loss on sale or disposal of assets	15.6	0.2
Changes in operating assets and liabilities	4.4	(24.2)

Net cash provided by operating activities	465.4	400.9

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(582.3)	(328.7)
Business acquisition	(996.2)	(156.5)
Investment in unconsolidated affiliate	(16.8)	(21.2)
Return of capital from unconsolidated affiliate	0.5	—
Other, net	1.0	0.3

Net cash used in investing activities	(1,593.8)	(506.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	1,595.0	1,787.0
Repayments of credit facility	(1,473.0)	(2,054.3)
Proceeds from issuance of senior notes	1,000.0	325.0
Redemption of senior notes	(217.7)	—
Costs incurred in connection with financing arrangements	(15.2)	(6.2)
Cash paid on note exchange	—	(27.7)
Proceeds from equity offerings	554.5	304.1
Distributions to unitholders	(285.7)	(225.2)
Contributions from parent	1.0	13.2
Contributions from noncontrolling interest	3.2	—
Distribution to noncontrolling interests	(21.3)	(31.4)

Net cash provided by financing activities	1,140.8	84.5

Net change in cash and cash equivalents	12.4	(20.7)
Cash and cash equivalents, beginning of period	55.6	76.3

Cash and cash equivalents, end of period	$68.0	$55.6

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES	$1,527.3	$1,934.0	$5,885.7	$6,994.5
Product purchases	1,267.2	1,674.5	4,879.0	6,039.0
Operating expenses	85.8	72.9	313.1	287.1
Depreciation and amortization expenses	53.3	46.6	197.6	181.0
General and administrative expenses	33.5	31.1	139.8	136.1
Other operating	1.1	0.6	19.9	0.2

Total costs and expenses	1,440.9	1,825.7	5,549.4	6,643.4

INCOME FROM OPERATIONS	86.4	108.3	336.3	351.1
Other income (expense):
Interest expense, net	(29.8)	(28.4)	(120.8)	(111.7)
Equity earnings	2.2	3.6	1.9	8.8
Loss on debt redemption and early debt extinguishments	(12.8)	—	(12.8)	—
Loss on mark-to-market derivative instruments	—	—	—	(5.0)
Other expenses	(6.2)	(0.6)	(8.4)	(1.2)

Income before income taxes	39.8	82.9	196.2	242.0
Income tax expense	(12.2)	(8.1)	(36.9)	(26.6)

NET INCOME	27.6	74.8	159.3	215.4
Less: Net income attributable to noncontrolling interest	16.4	66.3	121.2	184.7

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11.2	$8.5	$38.1	$30.7

Net income available per common share—basic	$0.27	$0.21	$0.93	$0.75

Net income available per common share—diluted	$0.27	$0.20	$0.91	$0.74

Weighted average shares outstanding—basic	41.0	41.0	41.0	41.0

Weighted average shares outstanding—diluted	41.9	41.7	41.8	41.4

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

KEY TARGA RESOURCES CORP. BALANCE SHEET ITEMS

(In millions)

December 31, 2012
Cash and cash equivalents:
TRC Non-Partnership	$8.3
Targa Resources Partners	68.0

Total cash and cash equivalents	$76.3

Long-term debt:
TRC Non-Partnership	$82.0
Targa Resources Partners	2,393.3

Total long-term debt	$2,475.3